Exhibit 99.1
®
NEWS RELEASE
Atmel Reports First Quarter 2010 Financial Results
Record Microcontroller Revenues
Gross Margins Increase 140 Basis Points over Q4
SAN JOSE, Calif., May 4, 2010 — Atmel(R) Corporation (Nasdaq: ATML), a leader in microcontroller and touch solutions, today announced financial results for its first quarter ended March 31, 2010.
Revenues in the first quarter of 2010 were $348.6 million, up 1.4 percent from $343.6 million in the fourth quarter of 2009 and up 28.4 percent from the $271.5 million reported in the first quarter of 2009.
Net income, on a GAAP basis, was $16.6 million or $0.04 per diluted share in the first quarter of 2010. This compares with a GAAP net loss of $83.3 million or a loss of $0.18 per diluted share in the fourth quarter of 2009 and a net income of $3.6 million or $0.01 per diluted share in the first quarter of 2009.
Non-GAAP net income in the first quarter of 2010 totaled $25.5 million or $0.05 per diluted share, compared with a non-GAAP net income of $11.3 million or $0.02 per diluted share in the fourth quarter of 2009 and a non-GAAP net income of $20.1 million or $0.04 per diluted share in the first quarter of 2009.
Gross margin increased to 38.4 percent in the first quarter of 2010, up from 37.0 percent in the fourth quarter and 35.1 percent in the first quarter of 2009. The sequential gross margin improvement was the result of increased factory utilization levels and an improved mix of higher margin microcontroller products during the quarter.
“We are especially pleased to have achieved record revenues for our microcontroller business,” said Steve Laub, president and chief executive officer. “Our Microcontroller and Touch solutions continue to gain substantial design wins, and we expect robust growth for these products throughout the year,” he said.
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

Income from operations in the first quarter of 2010 was $14.9 million, compared with a fourth quarter loss of $71.8 million, which included an asset impairment charge of $79.8 million. This compares with a loss from operations of $20.5 million in the first quarter of 2009.
Stock-based compensation expense was $10.0 million in the first quarter of 2010, compared with $10.7 million in the fourth quarter of 2009 and $5.4 million in the first quarter of 2009.
Income tax provision totaled $2.6 million in the first quarter of 2010, compared with an income tax provision of $10.5 million in the fourth quarter of 2009 and an income tax benefit of $27.7 million in the first quarter of 2009. The income tax benefit for the first quarter of 2009 was the result of the release of reserves related to certain foreign R&D tax credits that the company realized in the quarter.
Cash provided from operations totaled approximately $70.4 million in the first quarter of 2010, compared with $55.2 million in the fourth quarter of 2009 and $5.6 million in the first quarter of 2009. Combined cash balances (cash and cash equivalents plus short-term investments) totaled $521.3 million at the end of the first quarter of 2010, an increase of $45.1 million from the end of the prior quarter.
The company’s effective average exchange rate in the first quarter of 2010 was approximately $1.42 to the Euro, compared with $1.48 to the Euro in the fourth quarter of 2009 and $1.32 to the Euro in the year-ago period. A $0.01 change in the dollar/Euro exchange rate changes operating income by approximately $0.3 million each quarter.
Recent Operational Highlights
•	Record microcontroller revenues of $151 million

•	Gross margin increased 140 bps to 38.4 percent

•	Increased Microcontroller Market Share in 2009; now Ranked 11th Largest Supplier

•	Received French worker approval for sale of Rousset wafer manufacturing business

•	Announced proposed sale of SMS business (Smart Card) to INSIDE Contactless

•	Opened new research and development center in Taiwan

Recent Product/Company Highlights
•	Won Embedded 2010 Special Merits Award for Capacitive Touchscreen Controller

•	Announced a New Family of Single-Key Touch Controllers for the Portable Device Market

•	Began Shipping Tiny 20 product family with high-performance, low-power capabilities for general purpose applications

•	Shipped Low-Power Tiny 10/20 Microcontroller (MCU) Families Optimized for Touch Sensing Support of Buttons, Sliders and Wheels; announced the Tiny 40 family

•	Shipped ARM926-based Microprocessor for High Quality Video Decoding

•	Announced Single-chip AES-128 Immobilizer and Remote Keyless Entry MCU for Combi-Key Applications

•	Announced Two New Transceiver Families for LIN Automotive Networking Applications
Non-GAAP Metrics
Non-GAAP net income excludes charges related to restructuring activities, acquisitions, grant repayments, asset impairment charges, gain on sale of assets, and stock-based compensation, as well as distributor bad debt recovery, unsolicited M&A expense and the income tax effect of these excluded items. A reconciliation of GAAP results to non-GAAP results is included following the financial statements below.
Proposed Sale of SMS Business
Also today, Atmel announced INSIDE Contactless S.A., based in Aix-en-Provence, France, has submitted to Atmel a signed agreement offering to purchase, for cash consideration, Atmel’s Secure Microcontroller Solutions (SMS or Smart Card) business based in Rousset, France and East Kilbride, UK. As part of the proposed transaction, Atmel would make a minority investment in INSIDE. In addition, INSIDE would enter into a multi-year supply agreement to continue sourcing wafers from the fabrication operation in Rousset that Atmel recently agreed to sell to LFoundry GmbH.
In accordance with French law, Atmel will present the purchase agreement signed by INSIDE to the employee representatives of the Works Council in Rousset. After completion of the information and consultation process with the

Works Council, Atmel will seek authorization from its Board of Directors to enter into the purchase agreement with INSIDE, with the transaction expected to close in the second half of 2010. Financial terms of the purchase transaction and the minority investment by Atmel were not disclosed.
Conference Call
Atmel will hold a teleconference at 2:00 p.m. PT today to discuss the first quarter 2010 financial results. The conference call will be webcast live and can also be monitored by dialing 1-800-374-0405. The conference ID number is 70682721 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 2:00 p.m. PT start time to ensure a timely connection. The webcast can be accessed at http://www.atmel.com/ir/ and will be archived for 12 months.
A replay of the conference call will be available today at approximately 5:00 p.m. PT and will run for 48 hours. The replay access numbers are 1-800-642-1687 within the U.S. and 1-706-645-9291 for all other locations. The access code is 70682721.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions focused on industrial, consumer, security, communications, computing and automotive markets.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, business outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about our future operating and financial performance including outlook for 2010 and expectations regarding market share and product revenue growth, statements about the potential sale of the Company’s wafer fabrication operation in Rousset, France and other portions of the Company’s ASIC business, and Atmel’s strategies. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions; risk relating to the negotiation, signing and closing of any potential transaction regarding Atmel’s ASIC business and related manufacturing assets, including the risk that the parties may not sign definitive agreements, that required approvals may not be obtained in a timely manner or at all, or that other conditions are not satisfied; the inability to realize the anticipated benefits of any potential transaction or series of transactions regarding Atmel’s ASIC business and related manufacturing assets, if consummated, or of our other recent strategic transactions, restructuring plans and other initiatives in a timely manner or at all; the impact of competitive products and pricing; timely design acceptance by our customers; timely introduction of new products and technologies; ability to ramp new products into volume production; industry wide shifts in supply and demand for semiconductor products; industry and/or Company overcapacity; effective and cost efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses which can be eliminated; the market price of our common stock; compliance with U.S. and international laws and regulations by us and our distributors; unfavorable results of legal proceedings; and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2009, filed on March 1, 2010, and our subsequent Form 10-Q reports. Atmel assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
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Investor Relations Counsel	212-355-4449
650.470.4200
###

Atmel Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
Current assets
Cash and cash equivalents	$483,525	$437,509
Short-term investments	37,744	38,631
Accounts receivable, net	183,720	194,099
Inventories	217,223	226,296
Current assets held for sale	15,816	16,139
Prepaids and other current assets	78,641	83,434

Total current assets	1,016,669	996,108
Fixed assets, net	205,674	203,219
Goodwill	53,011	56,408
Intangible assets, net	27,356	29,841
Non-current assets held for sale	78,501	83,260
Other assets	22,732	24,006

Total assets	$1,403,943	$1,392,842

Current liabilities
Current portion of long-term debt	$80,661	$85,462
Trade accounts payable	116,993	105,692
Accrued and other liabilities	157,710	152,572
Current liabilities held for sale	12,077	11,284
Deferred income on shipments to distributors	37,817	44,691

Total current liabilities	405,258	399,701
Long-term debt less current portion	3,480	9,464
Long-term liabilities held for sale	4,074	4,014
Other long-term liabilities	218,022	215,256

Total liabilities	630,834	628,435

Stockholders’ equity	773,109	764,407

Total liabilities and stockholders’ equity	$1,403,943	$1,392,842

Atmel Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Net revenues	$348,549	$343,580	$271,493

Operating expenses
Cost of revenues	214,775	216,541	176,088
Research and development	58,044	55,842	52,557
Selling, general and administrative	61,481	58,560	54,918
Acquisition-related (credits) charges	(1,901)	3,604	5,499
Charges for grant repayments	265	276	765
Restructuring charges	969	679	2,352
Asset impairment charges	—	79,841	—
Gain on sale of assets	—	—	(164)

Total operating expenses	333,633	415,343	292,015

Income (loss) from operations	14,916	(71,763)	(20,522)

Interest and other income (expense), net	4,342	(1,010)	(3,545)

Income (loss) before income taxes	19,258	(72,773)	(24,067)
(Provision for) benefit from income taxes	(2,643)	(10,494)	27,693

Net income (loss)	$16,615	$(83,267)	$3,626

Basic net income (loss) per share:
Net income (loss)	$0.04	$(0.18)	$0.01

Weighted-average shares used in basic income (loss) per share calculations	456,797	454,040	449,685

Diluted net income (loss) per share:
Net income (loss)	$0.04	$(0.18)	$0.01

Weighted-average shares used in diluted net income (loss) per share calculations	462,384	454,040	456,431

Atmel Corporation
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

GAAP net income (loss)	$16,615	$(83,267)	$3,626

Special items:
Stock-based compensation expense	9,972	10,680	5,382
Acquisition-related (credits) charges	(1,901)	3,604	5,499
Charges for grant repayments	265	276	765
Restructuring charges	969	679	2,352
Asset impairment charges	—	79,841	—
Gain on sale of assets	—	—	(164)
Distributor bad debt recovery	—	—	(2,000)
Unsolicited M&A expense	—	—	4,934
Income tax effect of non-GAAP items	(435)	(500)	(322)

Total special items	8,870	94,580	16,446

Non-GAAP net income	$25,485	$11,313	$20,072

Diluted non-GAAP net income per share:
Non-GAAP net income	$0.05	$0.02	$0.04

Non-GAAP weighted-average shares used in diluted non-GAAP net income per share calculations	474,512	476,633	467,126

Reconciliation of GAAP to non-GAAP shares used in diluted net income (loss) per share calculations:

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Diluted weighted-average shares used in per share calculations — GAAP	462,384	454,040	456,431
Adjusted dilutive stock awards for non-GAAP	12,128	22,593	10,695

Diluted weighted-average shares used in per share calculations — non-GAAP	474,512	476,633	467,126

Notes to Non-GAAP Financial Measures
To supplement its consolidated financial results presented in accordance with GAAP, Atmel uses non-GAAP financial measures, including non-GAAP net income and non-GAAP net income per diluted share, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as shown above and described below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Atmel’s operations that, when viewed in conjunction with Atmel’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Atmel’s business and operations.
Atmel uses each of these non-GAAP financial measures for internal purposes and believes that these non-GAAP measures provide meaningful supplemental information regarding operational and financial performance. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes.
Atmel believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, is useful to investors because the non-GAAP financial measures allow investors to see Atmel’s results “through the eyes” of management as these non-GAAP financial measures reflect Atmel’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Atmel’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Atmel’s operating results in a manner that is focused on the performance of its ongoing operations. In addition, these non-GAAP financial measures facilitate comparisons to Atmel’s historical operating results and to competitors’ operating results.
There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Atmel’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for or superior to the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in above.
As presented in the “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income” tables above, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.
Stock-based compensation expense relates primarily to equity awards such as stock options and restricted stock units. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Atmel’s control. As a result, management excludes this item from Atmel’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Atmel’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.
•	Acquisition-related (credits) charges.
Acquisition-related (credits) charges include: (1) in-process research and development, which relates to projects in process as of the acquisition date that have not reached technological feasibility and are immediately expensed, (2) amortization of intangibles, which include acquired intangibles such as customer relationships, backlog, core developed technology, trade name and non-compete agreement, and (3) contingent compensation expense, which include compensation resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Atmel’s performance after completion of acquisitions, because they are not related to Atmel’s core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related charges from non-GAAP measures provides investors with a basis to compare Atmel against the performance of other companies without the variability caused by purchase accounting.
•	Charges for grant repayments.
Grant repayments primarily relate to contractual obligations to repay incentive amounts received from various government entities recorded in prior periods (including interest) as a result of restructuring activity. Atmel excludes these amounts from non-GAAP financial measures primarily because these costs are not incurred on an on-going basis, consistent with restructuring charges and other non-recurring types of charges included in the condensed consolidated statements of operations.
•	Restructuring charges.
Restructuring charges primarily relate to expenses necessary to make infrastructure- related changes to Atmel’s operating costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Atmel has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Management believes that it is appropriate to exclude restructuring charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.

•	Asset impairment charges
The Company records an impairment charge, when certain criteria are met, for the difference between the fair value and the carrying value of the assets. Management believes that it is appropriate to exclude these non-cash charges from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Gain on sale of assets.
Atmel recognizes gains resulting from the sale of certain non-strategic business assets that no longer align with Atmel’s long-term operating plan. Atmel excludes these items from its non-GAAP financial measures primarily because these gains are one-time in nature and generally not reflective of the ongoing operating performance of Atmel’s business and can distort the period-over-period comparison.
•	Distributor bad debt recovery.
Distributor bad debt recovery related to a reserve and subsequent partial collection for receivables from an Asian distributor whose business was extraordinarily impacted following their addition to the US government’s Entity List which prohibits the Company from shipping products to the distributor. Management believes that it is appropriate to exclude this recovery from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Unsolicited M&A expense.
The Company incurred certain expenses to advise the Company concerning the take-over bid from Microchip Technology, Inc. Management believes that it is appropriate to exclude these expenses from Atmel’s non-GAAP financial measures, as it enhances the ability of investors to compare Atmel’s period-over-period operating results from continuing operations.
•	Income tax effect of non-GAAP items.
Atmel adjusts for the income tax effect resulting from the non-GAAP adjustments as described above.